Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 29, 2011 for Salient MLP & Energy Infrastructure Fund, incorporated herein, and to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Experts” and “Other Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
May 16, 2011